PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)	Registration No. 333-141868
KfW, Frankfurt/Main, Federal Republic of Germany
U.S. $25,000,000.00 5.5% Callable Notes due May 15, 2010
CUSIP: 48245ABA8
ISIN: US48245ABA88
     Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to	Discounts and	Proceeds, before
	Public(1)	Commissions	expenses to KfW
Per Note	100.00%	-	100.00%
Total	U.S.$25,000,000	-	U.S.$25,000,000
(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
The Dealer named below expects to deliver the notes to investors on or about May 15, 2007.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

DEUTSCHE BANK SECURITIES
MAY 8, 2007

ABOUT THIS PRICING SUPPLEMENT
          This pricing supplement supplements the accompanying prospectus supplement dated April 9, 2007 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 9, 2007 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
          You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealer are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS
 

Issuer: KfW	Title of Securities: USD 25,000,000 5.5% Callable Notes Due May 15, 2010

Aggregate Principal Amount: USD 25,000,000	Interest Rate: 5.5% per annum

Original Issue Date: May 15, 2007	Maturity Date: May 15, 2010

Interest Commencement Date: May 15, 2007	Final Redemption Price: 100.00%
 
Payments:
First Interest Payment Date: November 15, 2007
Interest Payment Date(s): Semi-annually in arrears on November 15 and May 15 in each year until the Maturity Date

Redemption:	☑ Yes	☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): November 15, 2007 and quarterly thereafter (each February 15, May 15, August 15 and November 15)
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%

Repayment:	☐ Yes	☑ No
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: USD 1,000
Exchange Rate Agent:

Original Issue Discount Note (“OID”):	☐ Yes	☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions) (unless otherwise specified:                    )
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions) (unless otherwise specified:                    )
Other Terms of Notes:
      Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.